The Board of Directors
Bitwise Designs, Inc.:

We consent to incorporation by reference in the registration statements on Form S-3 (Nos. 33-80917 and 333-05445) and the registration statement on Form S-8 (No. 333-23933) of Bitwise Designs, Inc. of our reports dated September 6, 1996, relating to the consolidated statements of operations, shareholders' equity and cash flows of Bitwise Designs, Inc. and subsidiaries for the year ended June 30, 1996, and the related financial statement schedule, which reports appear in the June 30, 1998 annual report on Form 10-K of Bitwise Designs, Inc.

                                                  /s/ KPMG Peat Marwick LLP

Albany, New York
September 25, 1998